Exhibit 10.16

September 11, 2024

Brag House Holdings, Inc.

45 Park Street

Montclair, New Jersey 07042

Attention: Lavell Juan

RE: Sales Representation Agreement

Dear Mr. Juan:

This letter (“Agreement”) memorializes our understanding with respect to IMG College, LLC (Florida Gators Sports Properties), a wholly-owned subsidiary of Learfield Communications, LLC (“IMG”), and designated multi-media rights holder for University of Florida athletics (“UF”), and Brag House Holdings, Inc. (“Brag House”), each engaging as a non-exclusive sales representative for the other, as pre-approved by the other party in each instance. Specifically, we agree as follows:

1. Engagement. IMG and Brag House agree to engage as non-exclusive sales representatives for the sole purpose of seeking, negotiating and securing agreements with sponsors of the UF’s annual video gaming activations and esports tournaments (each, a “Sponsorship Agreement”).

2. Term. This Agreement begins effective July 1, 2024, and ends June 30, 2025 (“Initial Term”); provided, however, this Agreement will automatically renew for additional one-year periods (July 1 through June 30) thereafter (each, an “Extension Term” and, together with the Initial Term, “Term”), unless or until a party provides the other party written notice of its intention to terminate this Agreement, so long as such notice is received at least thirty (30) days prior to the end of the Term (whether the Initial Term or an Extension Term).

3. Termination. Notwithstanding the termination option noted above, either party may terminate this Agreement upon written notice to the other party of the occurrence of any material default by the other party, which default remains uncured by such party ten (10) days after it receives such notice.

4. Sponsorship Packages. With respect to any Sponsorship Agreement, Brag House and IMG will collaboratively develop a customized sponsorship package tailored to the applicable sponsor’s key performance indicators and requirements. Each such package may utilize available services and assets of both Brag House and IMG, thereby providing the sponsor a customized sponsorship experience.

5. Sponsorship Agreement Revenue Share. With respect to each Sponsorship Agreement, Brag House and IMG will share revenue based on their individual services and/or assets included in the final sponsorship package, each of which will be assigned a monetary value. And, thus, aggregate revenue collected from the corresponding Sponsorship Agreement will be apportioned proportionally between Brag House and IMG based on these assigned values (“Revenue Share”), less the Commission (as defined hereinafter), as applicable.

6. Additional Compensation. The parties acknowledge and agree, in addition to its Revenue Share, with respect to any Sponsorship Agreement, the party responsible for initiating contact with the sponsor—as mutually agreed upon by the parties in advance of any Sponsorship Agreement being secured—will receive a Commission equal to twenty percent (20%) of the Net Revenue (as defined hereinafter) collected from the sponsor, which such Commission will be taken from the other party’s Revenue Share. Herein, “Net Revenue” means all revenue collected under a Sponsorship Agreement, less any unaffiliated third-party agency commissions. For illustrative purposes only, if Brag House initiated contact with a sponsor who signed a $300,000 Sponsorship Agreement for which 75% of the services and assets were being offered by IMG, then, IMG would receive $165,000 ($225,000 (75% Revenue Share) - $60,000 (Brag House’s 20% Commission, assuming no third-party agency commissions)) on the total revenue and Brag House would receive $135,000 ($75,000 (25% Revenue Share) +$60,000 (20% Commission, assuming no third-party agency commissions)).

August 30, 2024

7. Expenses. During the Term, each party will be responsible for all administrative and overhead costs incurred with respect to such party’s performance hereunder, including, but not limited to, sales-and-marketing-materials production, office, long-distance telephone, client-entertainment, unapproved travel and other general administrative expenses. IMG will be responsible for all fulfillment costs incurred with respect to its services and assets included in any Sponsorship Agreement and Brag House will be responsible for all fulfillment costs incurred with respect to its services and assets included in any Sponsorship Agreement.

8. Accounting and Payment. The party, which signs a Sponsorship Agreement will (i) invoice all third parties responsible for payment pursuant to a Sponsorship Agreement, (ii) exercise commercially reasonable efforts to collect such payments and (iii) remit to the other party such party’s Revenue Share plus or minus the Commission, as applicable, no later than sixty (60) days following any such collection. In each instance, the collecting party will retain its Revenue Share plus or minus the Commission, as applicable. Neither party is a guarantor of any such third party’s payment. Each party will provide to the other party an accounting statement within thirty (30) days following the conclusion of the Term.

9. Independent Contractors. Each party is an independent contractor, not entitled to any rights, benefits or privileges under any employee benefit plan, arrangement or understanding of the other party now in effect or hereafter adopted.

10. Confidentiality. Each party (“Receiving Party”) will hold in strict confidence, not disclosing to third parties absent the other party’s (“Disclosing Party’s) prior, written consent, any confidential information concerning the Disclosing Party’s business/affairs the Receiving Party receives under this Agreement and the Receiving Party will promptly return to the Disclosing Party any and all tangible evidence of any such information once this Agreement expires or is terminated.

11. Indemnification. Each party (“Indemnifying Party”) shall indemnify fully and save harmless the other party, its officers, agents, parent companies, subsidiaries, affiliates, shareholders and employees, from any and all claims, demands, liabilities and causes of action (including legal costs and/or attorneys’ fees) arising out of the Indemnifying Party’s negligent acts or omissions or breach of any of this Agreement’s provisions.

12. Assignment. This Agreement may not be assigned by either party without the other party’s express written consent.

13. Miscellaneous. This Agreement sets forth the entire understanding of the parties with respect to its subject matter, superseding all prior negotiations and agreements. No representations have been made or relied on by either party, other than those expressly set forth herein, and shall be governed by and construed in accordance with the laws of the state of New York, without giving effect to its conflict of law rules.

If the foregoing terms accurately reflect our mutual understanding, please sign below as indicated and return a signed copy to IMG for counter signature. This Agreement shall not take effect until an authorized IMG officer countersigns it.

August 30, 2024

Sincerely,

IMG College, LLC (Florida Gators Sports Properties)

HAVE SEEN AND AGREED:
By:
Brag House Holdings, Inc.
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Date:
By:

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